Exhibit 10.2

April 3, 2023

Armistice Capital Master Fund Ltd.

510 Madison Avenue, 7th Floor

New York, NY 10022

Re: Reprice Offer of Ordinary Warrants

To Whom It May Concern:

Addex Therapeutics Ltd (the “Company”) previously issued and delivered to you (“Holder” or “you”) (i) a warrant (the “Original 2021 Warrant”) exercisable into 9,230,772 ordinary shares of the Company, nominal value CHF 0.01 per share (“Shares”), in the form of 1,538,462 American Depositary Shares (“ADSs”) and (ii) a warrant (the “Original 2022 Warrant” and, together with the Original 2021 Warrant, the “Original Warrants”) exercisable into 15,000,000 Shares in the form of 2,500,000 ADSs. The Company is pleased to offer you the opportunity to reduce the exercise price of your Original Warrants on the terms provided in this letter agreement, including as set forth on Annex A attached hereto (the “Amended 2021 Warrant”) and Annex B attached hereto (the “Amended 2022 Warrant” and, together with the Amended 2021 Warrant, the “Amended Warrants”). The Shares underlying the Original 2021 Warrant (“2021 Warrant Shares”) have been registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to a registration statement on Form F-3 (File No. 333-262050), and the Shares underlying the Original 2022 Warrant (the “2022 Warrant Shares” and, together with the 2021 Warrant Shares, the “Warrant Shares”) have been registered with the SEC pursuant to a registration statement on Form F-1 (File No. 333-266995) (collectively, the “Registration Statements”). The Registration Statements are currently effective and, upon amendment of the Original Warrants and exercise of the Amended Warrants pursuant to the terms hereof, will, to the Company’s knowledge, be effective for the issuance of the Warrant Shares.

Your 2021 Original Warrant will be amended to provide for the following:

●	Reducing the Exercise Price - Section 2(b) of the Amended 2021 Warrant will have a reduced exercise price of $1.00 per ADS (as reduced from the current exercise price of USD $6.50 per ADS) (the “Reduced Exercise Price”).
●	Reducing the Nominal Value - The first paragraph of the Amended 2021 Warrant will have a reduced nominal value of CHF 0.01 per Share (as reduced from the current nominal value of CHF 1.00 per Share).
●	Extending the Termination Date - The first paragraph of the Amended 2021 Warrant will have a new Termination Date of April 5, 2028 (as extended from the current Termination Date of December 21, 2027).
●	Additional Warrant Exercise Limitation – The first paragraph of the Amended 2021 Warrant will provide for a restriction upon your ability as holder of the Amended 2021 Warrant to exercise the Amended 2021 Warrant until July 5, 2023 (the “Amended Exercise Date”).

Your 2022 Original Warrant will be amended to provide for the following:

●	Reducing the Exercise Price - Section 2(b) of the Amended 2022 Warrant will have the Reduced Exercise Price (as reduced from the current exercise price of USD $1.90 per ADS).
●	Reducing the Nominal Value - The first paragraph of the Amended 2022 Warrant will have a reduced nominal value of CHF 0.01 per Share (as reduced from the current nominal value of CHF 1.00 per Share).
●	Extending the Termination Date - The first paragraph of the Amended 2022 Warrant will have a new Termination Date of April 5, 2028 (as extended from the current Termination Date of July 26, 2027).
●	Additional Warrant Exercise Limitation - The first paragraph of the Amended 2022 Warrant will provide for a restriction upon your ability as holder of the Amended 2022 Warrant to exercise the Amended 2022 Warrant until the Amended Exercise Date.

The actual text of each of these amendments listed above to your Original Warrants, as well as a few additional amendments and changes, that you will be agreeing to upon this letter agreement becoming effective are all expressly set forth and marked in the forms of Amended 2021 Warrant and Amended 2022 Warrant attached hereto as Annex A and Annex B, respectively. As such, upon accepting this offer and for the consideration as set forth in this letter agreement and upon this letter agreement becoming effective as provided in the paragraph below, you will have agreed to amend your Original Warrants pursuant to Section 5(l) thereof to reflect each of the amendments and other changes reflected in the forms of Amended 2021 Warrant and Amended 2022 Warrant attached hereto as Annex A and Annex B, respectively.

You may accept this offer and reflect your agreement with the terms of this letter agreement, including the amendment of your Original Warrants, by signing below.

On April 5, 2023 (the “Closing Date”), you shall return your Original Warrants and, in exchange, the Company will issue your Amended Warrants reflecting the Reduced Exercise Price and the other amendments and changes to which you have agreed.

Except as set forth herein, the terms of the Amended Warrants shall remain in effect. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Company and the Holder each acknowledge the due consideration each has received in return for entering into the Amended Warrants. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this letter agreement.

Upon the countersignature and delivery of this letter agreement by the Holder, the parties will have mutually agreed to amend (in accordance with Section 5(l) of each of the Original Warrants) (i) those terms and conditions in your Original 2021 Warrant to provide for the Amended 2021 Warrant attached as Annex A and (ii) those terms and conditions in your Original 2022 Warrant to provide for the Amended 2022 Warrant attached as Annex B, subject to the settlement of the securities issued under that certain Securities Purchase Agreement, dated as of April 3, 2023, by and among the Company and the Holder. Unless otherwise agreed to in this letter agreement, the Amended Warrants will not otherwise be amended or modified.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law).

To accept this offer and to enter into this letter agreement, you must counter execute this letter agreement and return the fully executed letter agreement to the Company at e-mail: tim.dyer@addexpharma.com, attention: Tim Dyer, on or before 8:00 am (New York City time) by April 3, 2023.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

ADDEX THERAPEUTICS LTD

By:	/s/ Tim Dyer
Name:	Tim Dyer
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder: Armistice Capital Master Fund Ltd.

Signature of Authorized Signatory of Holder: ___/s/ Steven Boyd____________________

Name of Authorized Signatory: Steven Boyd

Title of Authorized Signatory: CIO of Armistice Capital, LLC, the Investment Manager

Warrant Shares: 24,230,772

Annex A - Form of Amended 2021 Warrant

Annex B - Form of Amended 2022 Warrant